EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963

MATTSON TECHNOLOGY, INC. REPORTS RESULTS FOR
THE FIRST QUARTER OF 2014
FREMONT, Calif. - APRIL 24, 2014 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the first quarter ended March 30, 2014.

Business Highlights:

•
Net revenue for the first quarter of 2014 was $43.2 million, representing a $2.4 million, or 6 percent, increase compared to net revenue of $40.8 million in the fourth quarter of 2013 and a $23.0 million, or 113 percent, increase compared to net revenue of $20.2 million in the first quarter of 2013.

•
Gross margin in the first quarter of 2014 was approximately 34 percent, a 2 percentage point improvement compared to approximately 32 percent gross margin reported in the fourth quarter of 2013, and a 12 point improvement compared to approximately 22 percent gross margin reported in the first quarter of 2013.

•
Net income for the first quarter of 2014 was $2.5 million, representing net income of $0.04 per diluted share. This compares to a net income of $2.5 million, or a $0.04 net income per diluted share, in the fourth quarter of 2013, and a net loss of $9.5 million, or a $0.16 net loss per share, in the first quarter of 2013.

•	In February 2014, Mattson completed a 14.1 million share public stock offering that raised approximately $31 million in net proceeds. As a result, working capital increased to $60.1 million.

“The first quarter of 2014 marked the third consecutive profitable quarter, on a non-GAAP basis, and exhibits our continuing commitment to maintaining a cost-effective operating structure,” noted Fusen Chen, Mattson Technology's President and Chief Executive Officer. “Further, our previously announced successes with the Millios millisecond anneal system and for new process applications with our paradigmE XP system demonstrate that investment in the success of our customers can be achieved while maintaining positive bottom line results.”

First Quarter 2014 Financial Results
Net revenue for the first quarter of 2014 was $43.2 million, representing a $2.4 million, or 6 percent, increase compared to net revenue of $40.8 million in the fourth quarter of 2013 and a $23.0 million or 113 percent, increase compared to net revenue of $20.2 million in the first quarter of 2013.
Gross margin in the first quarter of 2014 was approximately 34 percent, a 2 percentage point improvement compared to approximately 32 percent gross margin reported in the fourth quarter of 2013, and a 12 point improvement compared to approximately 22 percent gross margin reported in the first quarter of 2013.
Total operating expense was $11.9 million in the first quarter of 2014, a $0.8 million, or 7 percent, increase compared to $11.1 million of total operating expense in the fourth quarter of 2013 and a $2.2 million, or 15 percent, decrease compared to $14.1 million of total operating expense in the first quarter of 2013.
Excluding restructuring and other charges, non-GAAP operating expense was $11.9 million in the first quarter of 2014, which represents a $0.8 million, or 7 percent, increase compared to $11.1 million in the fourth quarter of 2013 and flat compared to $11.9 million in the first quarter of 2013. There were no restructuring and other charges in either the first quarter of 2014 or the fourth quarter of 2013. Restructuring and other charges in the first quarter of 2013 were $2.3 million. Due to the absence of restructuring and other charges in the first quarter of 2014 and fourth quarter of 2013, there is no difference between GAAP and non-GAAP operating expense in these periods.
Net income for the first quarter of 2014 was $2.5 million, representing net income of $0.04 per diluted share. This compares to a net income of $2.5 million, or a $0.04 net income per diluted share, in the fourth quarter of 2013, and a net loss of $9.5 million, or a $0.16 net loss per share, as reported in the first quarter of 2013.
Excluding restructuring and other charges, the Company had a $0.04 non-GAAP net income per diluted share in both the first quarter of 2014 and the fourth quarter of 2013. This compares with a $0.12 non-GAAP net loss per share in the first quarter of 2013. Due to the absence of restructuring and other charges in the first quarter of 2014 and fourth quarter of 2013, there is no difference between GAAP and non-GAAP net income per diluted share for these periods.
In February 2014, Mattson completed a 14.1 million share public stock offering that raised approximately $31 million in net proceeds. As a result, working capital increased to $60.1 million. As of March 30, 2014 no amount was outstanding under the Company's revolving credit facility.

Conference Call
On Thursday April 24, 2014, at 3:00 p.m. Pacific Time (6:00 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2014 first quarter financial results, current business conditions, the near-term business outlook and guidance for the second quarter of 2014. The conference call will be simultaneously webcast at www.mattson.com under the Investors section. To access the live conference call, please dial (970) 315-0417.

Use of Non-GAAP Measures
In addition to U.S. Generally Accepted Accounting Principles (GAAP) results, this press release contains certain non-GAAP financial measures. The Company's non-GAAP results for total operating expenses and net loss per share exclude amounts listed as restructuring and other charges in the accompanying tables. Management uses non-GAAP operating expenses and net income/loss per basic and diluted share to evaluate the Company's operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investors' ability to view the Company's results from management's perspective. Restructuring and other charges in the first quarter of 2014, fourth quarter of 2013, and first quarter of 2013 were zero, zero and $2.3 million, respectively.

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Etch, Rapid Thermal Processing and Millisecond Anneal. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 30, 2014	December 31, 2013	March 31, 2013
Net revenue	$43,198	$40,783	$20,237
Cost of goods sold	28,552	27,636	15,869
Gross margin	14,646	13,147	4,368
Operating expenses:
Research, development and engineering	4,524	4,350	4,313
Selling, general and administrative	7,421	6,768	7,550
Restructuring and other charges	—	—	2,258
Total operating expenses	11,945	11,118	14,121
Income (loss) from operations	2,701	2,029	(9,753)
Interest and other income (expense), net	(47)	(109)	299
Income (loss) before income taxes	2,654	1,920	(9,454)
Provision for (benefit from) income taxes	189	(592)	54
Net income (loss)	$2,465	$2,512	$(9,508)
Net income (loss) per share:
Basic	$0.04	$0.04	$(0.16)
Diluted	$0.04	$0.04	$(0.16)
Shares used in computing net income (loss) per share:
Basic	66,275	59,127	58,728
Diluted	67,971	60,830	58,728

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$17,343	$14,578
Accounts receivable, net	37,130	26,245
Advance billings	3,871	3,346
Inventories	43,554	34,126
Prepaid expenses and other current assets	8,361	5,267
Total current assets	110,259	83,562
Property and equipment, net	9,047	9,216
Restricted cash	2,086	2,087
Other assets	940	1,058
Total assets	$122,332	$95,923

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,283	$26,624
Accrued compensation and benefits	3,532	2,713
Deferred revenue-current	10,938	9,107
Revolving credit facility	—	14,000
Other current liabilities	6,359	4,122
Total current liabilities	50,112	56,566
Deferred revenues, non-current	1,768	1,971
Other long-term liabilities	3,029	3,237
Total liabilities	54,909	61,774
Stockholders' equity	67,423	34,149
Total liabilities and stockholders' equity	$122,332	$95,923